Exhibit 99.1

MARCUS CORPORATION REPORTS FIRST QUARTER FISCAL 2026 RESULTS
Marcus Theatres and Marcus Hotels & Resorts both significantly outperform their respective industries
Milwaukee, April 30, 2026 … The Marcus Corporation (NYSE: MCS) today reported results for the first quarter fiscal 2026 ended March 31, 2026.

“Both Marcus Theatres and Marcus Hotels & Resorts significantly outperformed their respective industries during the first quarter of fiscal 2026,” said Gregory S. Marcus, chief executive officer of Marcus Corporation. “Fueled by a robust film slate that included Project Hail Mary, the first tentpole success of the year, as well as strong carry-over of holiday films and new family-friendly films that played well in our markets, Marcus Theatres started the year strong. The string of hit films continued into April with the blockbuster The Super Mario Galaxy Movie and the success of Michael. As typically is the case, travel was seasonally slower over the winter months, yet Marcus Hotels & Resorts continued to outperform its competitive sets, with especially strong performance from newly renovated assets. Momentum is building for both divisions as we head into the spring and summer, with growing excitement for the coming slate of new highly anticipated films – including several franchise favorites – and the return of the busy summer travel season.”

The first quarter of fiscal 2026 was comprised of five fewer operating days than the first quarter of fiscal 2025 due to the transition in the Company’s fiscal year in the prior year first quarter. See Fiscal Year Change section below for further discussion. Year-over-year comparisons herein are on an as-reported basis and include the impact of the five fewer operating days unless otherwise noted.

First Quarter Fiscal 2026 Highlights
•Total revenues for the first quarter of fiscal 2026 were $154.4 million, a 3.8% increase from total revenues of $148.8 million for the first quarter of fiscal 2025.
•Operating loss was $19.3 million for the first quarter of fiscal 2026, a 5.6% improvement from operating loss of $20.4 million for the first quarter of fiscal 2025.
•Net loss was $15.4 million for the first quarter of fiscal 2026, compared to net loss of $16.8 million for the first quarter of fiscal 2025.
•Net loss per diluted common share was $0.51 for the first quarter of fiscal 2026, compared to net loss per diluted common share of $0.54 for the first quarter of fiscal 2025.
•Adjusted EBITDA was $2.6 million for the first quarter of fiscal 2026, an increase from Adjusted EBITDA loss of $0.3 million for first quarter of fiscal 2025.

Marcus Theatres®

Total Theatre revenues were $92.9 million for the first quarter of fiscal 2026, a 6.4% increase over the first quarter of fiscal 2025 (despite five less operating days during fiscal 2026). Division operating loss was $2.8 million for the first quarter of fiscal 2026, a $3.5 million improvement compared to the first quarter of fiscal 2025. Adjusted EBITDA was $8.0 million for the first quarter of fiscal 2026, a 117.1% increase over the first quarter of fiscal 2025.

Same store admission revenues for the first quarter of fiscal 2026 increased 9.8% compared to the prior year quarter, which outperformed the industry by 4.8 percentage points, according to data received from Comscore. On a calendar quarter basis, same store admission revenues increased 29.0% over the comparable calendar quarter of fiscal 2025, outperforming the industry by 7.6 percentage points.

Same store attendance increased 1.9% in the first quarter of fiscal 2026 compared to the reported first quarter of fiscal 2025. On a calendar quarter basis, same store attendance increased 19.1% over the comparable calendar quarter of fiscal 2025. Average ticket prices increased 7.8% compared to the prior year quarter due to strategic price changes designed to optimize peak demand periods, a higher percentage of sales coming from premium large format screens, and a more favorable film mix. Average concession revenues per person increased 2.4% during the first quarter of fiscal 2026 compared to the prior year quarter, resulting from increased movie-themed merchandise sales, concession menu price increases, and a higher number of transactions per person.

“While the galactic success of Project Hail Mary led the way during the first quarter of fiscal 2026, moviegoers’ excitement for several other films, including family-friendly hits like Hoppers, Zootopia 2, Goat, and the continuing success of Avatar: Fire and Ash, also meaningfully contributed to our results,” said Jeffry F. Tomachek, incoming president of Marcus Theatres. “Strong box office momentum carried over into the second quarter of fiscal 2026 with the epic debut of The Super Mario Galaxy Movie contributing to our highest grossing five-day Easter weekend since 2019. That film’s continued performance, along with last weekend’s record-breaking opening of Michael, which was the top domestic opening for a music biopic, and strong pre-sales for tomorrow’s opening of The Devil Wears Prada 2, give us even more confidence as we head deeper into what is shaping up to be an exciting year at Marcus Theatres. Looking ahead to the summer movie season, we expect strong audience turnouts for family favorites and beloved franchises including Spider Man: Brand New Day, Star Wars: The Mandalorian and Grogu, Toy Story 5 and Minions & Monsters, appealing spectacles like Masters of the Universe and The Odyssey, and thrillers like Disclosure Day and Verity. As always, our team is ready to deliver memorable movie moments with enticing promotions, hot off the shelf merchandise, and of course the industry’s leading food, beverages and amenities.”

During the first quarter of fiscal 2026, Marcus Theatres’ top five highest-performing films were Project Hail Mary, Hoppers, Avatar: Fire and Ash, Scream 7 and Zootopia 2. The second quarter of fiscal 2026 kicked off with the blockbuster success of The Super Mario Galaxy Movie and the record-breaking opening weekend of Michael, with a strong film slate scheduled for the remainder of the year, including The Devil Wears Prada 2, Mortal Kombat II, Star Wars: The Mandalorian & Grogu, Masters of the Universe, Scary Movie, Disclosure Day, Toy Story 5, Supergirl, Jackass: Best and Last, Minions & Monsters, Moana, The Odyssey, Spider-Man: Brand New Day, Super Troopers 3, Paw Patrol: The Dino Movie, Insidious: Out of the Further, Practical Magic 2, Resident Evil, Forgotten Island, Digger, Verity, Other Mommy, The Social Reckoning, Street Fighter, The Cat in the Hat, Godzilla minus Zero, Hunger Games: Sunrise on the Reaping, Hexed, Focker-In-Law, Dune: Part Three, Avengers: Doomsday, The Angry Birds Movie 3 and Jumanji: Open World.

On April 7, the company announced that Jeffry F. Tomachek, chief financial officer of Marcus Theatres, will be promoted to president of the division. Tomachek succeeds Mark A. Gramz, who will retire from the company May 1, 2026. Tomachek began his career at Marcus Theatres in 1998 as division controller. Over nearly three decades with the company, Tomachek was promoted into various roles with increasing leadership responsibility in areas such as accounting, finance, design, construction, real estate, food and beverage strategy, and marketing. In 2020, he was named executive vice president and division chief financial officer.

Marcus® Hotels & Resorts

During the first quarter of fiscal 2026, Marcus Hotels & Resorts reported total revenues before cost reimbursements of $51.7 million, a 1.1% decrease from the first quarter of fiscal 2025, which included five more operating days than in the first quarter of fiscal 2026.

Division operating loss of $7.9 million during the first quarter of fiscal 2026 was negatively impacted by fewer operating days, an increase in depreciation expense of $0.4 million due to hotel renovations completed during fiscal 2025, and higher labor costs. Adjusted EBITDA loss was $0.3 million in the first quarter of fiscal 2026, which was also negatively impacted by five fewer operating days and unfavorable ski conditions at Grand Geneva Resort & Spa in Lake Geneva, Wisconsin.

Revenue per available room, or RevPAR, increased 13.7% in the first quarter of fiscal 2026 compared to the prior year period. During the first quarter of fiscal 2026, Marcus Hotels & Resorts outperformed the industry by 9.8 percentage points and significantly outperformed its competitive sets by 16.6 percentage points, which includes the favorable impact of Hilton Milwaukee being fully operational during the first quarter of fiscal 2026 compared to the first quarter of fiscal 2025 when the hotel was under renovation. Excluding the estimated impact of the Hilton Milwaukee renovation on the prior year period, Marcus Hotels & Resorts outperformed its competitive sets by 11.5 percentage points during the first quarter of fiscal 2026.

“Despite the winter months being our slowest season, the Marcus Hotels & Resorts team nevertheless delivered strong revenue results,” said Michael R. Evans, president of Marcus Hotels & Resorts. “Our hotels significantly outperformed their competitive sets during the first quarter of fiscal 2026, even after adjusting for the impact of the Hilton Milwaukee renovation on the prior year period. As we approach the busier spring and summer travel seasons, our unwavering focus on driving operational performance and unmatched commitment to the guest experience positions us well to continue capturing strong group bookings and leisure demand, especially at our newly renovated properties.”

Earlier this year Marcus Hotels & Resorts opened The Marc Hotel, a new 175-room independent hotel adjacent to the Baird Center in Milwaukee. This May, Grand Geneva Resort & Spa will open its new short-course golf course, Wee Nip. The 11-hole course is designed to cater to golfers of all skill levels and add another experience to Grand Geneva’s already established golf offerings, which include two championship courses, Brute and Highlands.

Fiscal Year Change

The first quarter of fiscal 2026 was comprised of five fewer operating days than the first quarter of fiscal 2025 due to the transition in the Company’s fiscal year in the prior year first quarter. During fiscal 2025 the Company’s fiscal year changed from a 52-53 week fiscal year ending on the last Thursday of each year to a fiscal year ending on December 31 of each year, with quarterly results for three-month periods ending March 31, June 30, September 30 and December 31. The first quarter of fiscal 2025 consisted of the three month period beginning December 27, 2024 and ended on March 31, 2025 (comprised of five operating days between December 27-31, 2024, plus 90 operating days in the calendar first quarter of 2025).

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, April 30, 2026, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com or dialing 1-646-307-1963 and entering the passcode 8761289. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, May 7, 2026, by dialing 1-800-770-2030 and entering passcode 8761289. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Investors: Chad Paris
(414) 905-1100
investors@marcuscorp.com
Media: Megan Hakes
Megan.Hakes@hprstrategies.com

Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, Marcus Corporation is a leader in the entertainment and hospitality industries, with significant company-owned real estate assets. Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 975 screens at 77 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s hospitality division, Marcus® Hotels & Resorts, owns and/or manages 17 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects future pandemics or epidemics may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as tariffs or a strike by actors, writers or directors or future pandemics); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of tariffs that are implemented or merely threatened on our costs; (12) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (13) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (14) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (15) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2026	March 31, 2025
Revenues:
Theatre admissions	$44,825	$40,931
Rooms	20,462	19,275
Theatre concessions	39,565	38,000
Food and beverage	17,460	17,829
Other revenues	21,694	22,874
	144,006	138,909
Cost reimbursements	10,398	9,857
Total revenues	154,404	148,766

Costs and expenses:
Theatre operations	50,729	49,670
Rooms	10,318	9,906
Theatre concessions	17,170	17,451
Food and beverage	15,056	14,629
Advertising and marketing	5,735	5,244
Administrative	25,311	24,716
Depreciation and amortization	17,835	17,838
Rent	6,187	6,217
Property taxes	4,282	4,409
Other operating expenses	10,563	10,606
(Gain) loss on disposition of property, equipment and other assets	81	(1,365)
Reimbursed costs	10,398	9,857
Total costs and expenses	173,665	169,178

Operating income	(19,261)	(20,412)

Other income (expense):
Investment income	20	74
Interest expense	(2,630)	(2,822)
Other income (expense)	(447)	(444)
Equity earnings (losses) from unconsolidated joint ventures	(674)	(570)
	(3,731)	(3,762)

Earnings (loss) before income taxes	(22,992)	(24,174)
Income tax expense	(7,639)	(7,358)
Net earnings (loss)	(15,353)	(16,816)

Net earnings (loss) per common share - diluted	$(0.51)	$(0.54)

Weighted average shares outstanding - diluted	30,681	31,596

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2026	December 31, 2025

Assets:

Cash and cash equivalents	$11,229	$23,448
Restricted cash	3,125	3,134
Accounts receivable	16,594	19,082
Other current assets	19,481	18,912
Property and equipment, net	689,841	697,712
Operating lease right-of-use assets	142,826	142,115
Other assets	108,962	110,129

Total Assets	$992,058	$1,014,532

Liabilities and Shareholders' Equity:

Accounts payable	$31,687	$44,523
Income taxes	594	—
Taxes other than income taxes	14,967	18,482
Other current liabilities	79,016	81,390
Current portion of finance lease obligations	2,618	2,827
Current portion of operating lease obligations	16,320	16,219
Finance lease obligations	8,008	8,452
Operating lease obligations	148,894	148,977
Long-term debt	174,062	159,007
Deferred income taxes	27,205	30,905
Other long-term obligations	47,520	46,372
Equity	441,167	457,378

Total Liabilities and Shareholders' Equity	$992,058	$1,014,532

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
Three Months Ended March 31, 2026
Revenues	$92,928	$61,403	$73	$154,404
Operating income (loss)	(2,810)	(7,931)	(8,520)	(19,261)
Depreciation and amortization	10,263	7,188	384	17,835
Adjusted EBITDA	8,018	(283)	(5,139)	2,596

Three Months Ended March 31, 2025
Revenues	$87,357	$61,322	$87	$148,766
Operating income (loss)	(6,281)	(6,044)	(8,087)	(20,412)
Depreciation and amortization	10,706	6,736	396	17,838
Adjusted EBITDA	3,694	1,011	(4,964)	(259)
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	Three Months Ended
Consolidated	March 31, 2026	March 31, 2025
Net cash flow provided by (used in) operating activities	$(15,221)	$(35,329)
Net cash flow provided by (used in) investing activities	(6,629)	(22,779)
Net cash flow provided by (used in) financing activities	9,622	29,252
Capital expenditures	(6,648)	(23,005)

THE MARCUS CORPORATION
Reconciliation of Net Earnings (Loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2026	March 31, 2025
Net earnings (loss)	$(15,353)	$(16,816)
Add (deduct):
Investment (income) loss	(20)	(74)
Interest expense	2,630	2,822
Other expense (income)	447	444
(Gain) Loss on disposition of property, equipment and other assets	81	(1,365)
Equity earnings (losses) from unconsolidated joint ventures	674	570
Income tax benefit	(7,639)	(7,358)
Depreciation and amortization	17,835	17,838
Share-based compensation (a)	3,824	3,545
Theatre exit costs (b)	—	135
Other non-recurring (c)	117	—
Adjusted EBITDA	$2,596	$(259)

Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	Three Months Ended March 31, 2026
	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$(2,810)	$(7,931)	$(8,520)	$(19,261)
Depreciation and amortization	10,263	7,188	384	17,835
(Gain) loss on disposition of property, equipment and other assets	76	5	—	81
Share-based compensation (a)	489	338	2,997	3,824
Other non-recurring (c)	—	117	—	117
Adjusted EBITDA	$8,018	$(283)	$(5,139)	$2,596

	Three Months Ended March 31, 2025
	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$(6,281)	$(6,044)	$(8,087)	$(20,412)
Depreciation and amortization	10,706	6,736	396	17,838
(Gain) loss on disposition of property, equipment and other assets	(1,362)	(3)	—	(1,365)
Share-based compensation (a)	496	322	2,727	3,545
Theatre exit costs (b)	135	—	—	135
Adjusted EBITDA	$3,694	$1,011	$(4,964)	$(259)

(a)Non-cash expense related to share-based compensation programs.
(b)Reflects non-recurring costs related to the closure and exit of one theatre location in the first quarter of fiscal 2025.
(c)Other non-recurring includes professional fees related to the sale of historic tax credits resulting from the renovation at Hilton Milwaukee.